Contact: Tom Dougherty
         President and Chief Executive Officer
         404-525-7272


              AIRGATE PCS, INC. COMPANY EXPANDS BOARD AND APPOINTS
                         THREE NEW INDEPENDENT DIRECTORS
                          ----------------------------
                   COMPANY HOLDS ANNUAL MEETING OF SHAREOWNERS


ATLANTA (April 8, 2004) - AirGate PCS, Inc. (NASDAQ: PCSA), a PCS Affiliate of Sprint, today announced the expansion of its board of directors to six directors, including the appointment of three new independent directors. The new independent directors are Mr. Max D. Hopper, Mr. John W. Risner, and Dr. Gail S. Schoettler.

Mr. Hopper was elected to a three-year term at the Company's annual meeting of shareowners held today in Atlanta. Mr. Hopper is founder and chairman of Max D. Hopper Associates and was formerly an executive with AMR Corporation. During his 20-year tenure at AMR, Mr. Hopper served as chief executive officer, chief information officer, chairman of the SABRE Group and senior vice president. His term will expire at the annual meeting of shareowners in 2007.

Mr. Risner, C.F.A., joined the board on February 20, 2004, and will serve a term until the Company's annual meeting in 2005. Mr. Risner is currently treasurer of the National Neurofibromatosis Foundation and previously served as senior vice-president-senior portfolio manager-high yield bonds for AIG Global Investment Management. From 1991 until 1997, Mr. Risner was vice president-senior portfolio manager-high yield and convertible bonds at Value Line Asset Management.

Dr. Schoettler, whose term expires in 2006, served as the United States Ambassador to the World Radiocommunication Conference from 1999 until 2001, where she was responsible for negotiating a key telecommunications treaty and was head of the United States Department of Defense's presidential transition for global communications, security and intelligence. From 1995 to 1999, Dr. Schoettler served as Lt. Governor of Colorado and, from 1987 to 1995, she was State Treasurer of Colorado.

Current board members include Mr. Robert A. Ferchat, chairman of the board, Mr. Thomas M. Dougherty and Mr. Stephen R. Stetz. Mr. Ferchat, who joined the board in 1999 and has served as chairman of the board since 2003, was re-elected by shareowners at the annual meeting to a three-year term expiring in 2007. Mr. Ferchat previously served as chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company.

Mr. Dougherty has been president and chief executive officer of AirGate PCS since 1999, and a member of the Company's board since April 1999. Mr. Dougherty, whose term will expire in 2005, was previously a senior executive of Sprint PCS, and executive vice president and chief operating officer of Chase Telecommunications.

                                     -MORE-

AirGate PCS Expands Board of Directors
Page 2
April 8, 2004

Mr. Stetz, who joined the board in February 2003 and whose term expires in 2006, is president and managing director of Matterhorn Strategic Partners, LLC, a financial advisory firm specializing in mergers and acquisitions. Mr. Stetz previously served in various senior executive positions with Monsanto Company, including corporate vice president, strategic initiatives, and vice president and chief financial officer of Monsanto's $5 billion Agriculture Company.

With respect to the addition of the new board members, Mr. Dougherty commented, "We recognize the importance in today's business environment of having a dedicated board of directors with members who can exercise independent judgment in carrying out their responsibilities to the Company and our shareholders. The wide-ranging expertise and fresh perspective of these new independent directors will strengthen an already outstanding group of directors. We look forward to working together to execute AirGate's strategy to build shareholder value."

Mr. Ferchat added, "We are very pleased to welcome Max Hopper, John Risner and Gail Schoettler to the AirGate board of directors. We are excited about the valuable contributions that each of these distinguished leaders can make to AirGate's future growth."

Pursuant to the terms of the support agreement with certain noteholders related to the Company's recapitalization plan, completed on February 20, 2004, three of the Company's new board members must be approved by a majority of the noteholders that were signatories to the support agreement. Mssrs. Hopper and Risner and Dr. Schoettler were approved pursuant to this process.

About AirGate PCS

AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.4 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

                                      -END-